Exhibit 16.1
November 3, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
To whom it may concern:
We have read Intelligent Systems Corporation’s statements included under Item 4.01(a) of its report dated November 1, 2008 and agree with such statements concerning our firm.
Yours truly,
Tauber & Balser, P.C.
1155 Perimeter Center West, Suite 600
Atlanta, Georgia 30338-5416
404-261-7200     Fx: 404-261-9481
www.tbcpa.com

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